Exhibit 99.1

Allegro Biodiesel in Discussions to Acquire Biomass Energy Company
Allegro Moves to Diversify in Bio-Energy Sector

Los Angeles, November 16, 2007 - Allegro Biodiesel Corporation (OTCBB:ABDS) today announced that it has extended a $500,000 bridge loan to Littleton, Colorado-based Community Power Corporation (CPC) as a first step in potentially acquiring the company.

Established in 1995, privately-held CPC is a leading developer of small modular bioenergy technology and products, which gasify a wide range of biomass residues for generation of power, heat, and synthetic fuels as a substitute for fossil fuels such as natural gas, propane and diesel. The company’s proprietary gasification system has successfully processed over 30 different biomass feedstocks including wood, nutshells, grasses, paper and plastics. The company has received more than $12 million in R&D funding and technical assistance from the U.S. Department of Energy (DOE/NREL), the U.S. Department of Agriculture (USDA/US Forest Service), the U.S. Department of Defense (USDOD/US Army), the California Energy Commission (CEC), and other organizations. Under these R&D projects, since 1998 CPC has built and shipped 24 modular biopower units to product development and demonstration sites in the U.S., the Philippines and El Salvador.

“Our agreement paves the way for Allegro to add biomass conversion to our core competency of biofuels production,” said Allegro Biodiesel Chief Executive Officer Bruce Comer. “CPC is a top player in this space with proven, environmentally-sound modular bio-energy technology.”

CPC develops automated, modular energy systems under the BioMax® trade name. These systems are designed for on-site conversion of biomass residues to clean energy for farms, schools, small manufacturing enterprises, communities, military encampments and other on-grid and off-grid applications.

“It is estimated that the addressable market for CPC’s unique modular biopower systems is over $3 billion per year,” said Comer. “Assuming completion of a final agreement, it is Allegro’s intention to drive these systems to the next level of commercialization.”

Terms of the Agreement

Under the terms of the agreement announced today, Allegro loaned $500,000 to CPC for a Secured Promissory Note. The Note accrues interest at 7% per annum, is due on June 1, 2008, and is secured by all the assets of CPC.

To fund this loan, Allegro used proceeds from the exercise of stock warrants held by certain of its existing investors. The complete terms of this transaction are detailed in Allegro’s Form 8-K filed today with the SEC. Allegro and CPC will continue exploring further strategic investments into the company and a potential business combination.

Comer concluded, “Each year, the United States alone generates over a billion tons of biomass residues that could be converted to useable, clean energy. We believe CPC’s technology holds great promise to reduce our reliance on fossil fuels and drive energy independence, which is line with Allegro’s overarching mission as a producer of biofuels.”

About Community Power Corporation (CPC)

CPC was co-founded by renewable energy industry veterans Robb Walt and Art Lilley, both of whom had long tenures with Westinghouse. In 1998, the company was one of four companies to receive funding from the U.S. Department of Energy to develop small modular biomass power systems.

The unique BioMax gasification process has been proven successful across a broad range of biomass materials such as wood chips, nut shells (walnut, almond pecan, coconut, etc.), pelletized switchgrass, pelletized fruit skins, as well as cardboard and paper mixed with synthetic materials such as plastic utensils.

In a typical setting, a BioMax system (in combined heat- and power-mode) converts approximately two pounds of dry biomass to one kWh of electricity and two kWh of thermal energy. When commercialized, CPC’s new Fischer-Tropsch process module (“LiquiMax”) addition to the BioMax system will convert approximately one ton of biomass to 50 gallons of synthetic diesel fuel. These systems generate no hazardous waste, and were independently tested and found to meet California Air Emission Standards for small generators.

CPC is based in Littleton, Colorado and has 26 full-time employees. More information is available at the company’s web site at www.gocpc.com

About Allegro

Allegro Biodiesel Corporation is a producer and distributor of biodiesel fuel. Allegro operates a production facility located in Pollock, Louisiana that uses renewable agricultural-based feedstock to produce biodiesel. Allegro began sales in April 2006, becoming the first operational biodiesel producer in the state of Louisiana. For more information please visit the Company's website at www.allegrobiodiesel.com.

Forward Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about market conditions, market acceptance, future sales, future financial performance, future disclosures, or otherwise statements about the future: such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks associated with the ability of the parties to reach agreement on and close the transactions discussed herein, our ability to obtain financing to fund our operations and to complete the transactions discussed herein, risks associated with CPC’s business, our limited operating history, our ability to manage future acquisitions and expand operations and to implement the use of alternative feedstocks, our ability to obtain contracts with suppliers of raw materials and with distributors of our products, the risks inherent in the mutual performance of such supplier and distributor contracts, our performance and efficiency in producing biodiesel, and other risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of Allegro's Registration Statement on Form SB-2, which was declared effective by the SEC on June 13, 2007, its Annual Report on Form 10-KSB for the year ended December 31, 2006, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of Allegro and can be identified by the use of forward-looking language such as "believe," "anticipate," "expect," "estimate," "intend," "plan," "forecast," "project," and variations of such words with similar meanings. Allegro does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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